Exhibit 99.1

 China Carbon Retires Warrants to Purchase 5,875,000 Shares

Press Release
Source: China Carbon Graphite Group, Inc.
On Thursday July 30, 2009, 12:54 pm EDT

NEW YORK, July 30, 2009 (GLOBE NEWSWIRE) -- China Carbon Graphite Group, Inc. (OTCBB:CHGI - News), one of China's largest producers and wholesale suppliers of fine grain and high purity graphite, announced today it has retired outstanding warrants to purchase 5,875,000 shares of common stock through the issuance of 887,500 shares of common stock. Of the warrants to purchase 6,000,000 shares that were initially issued, there remain outstanding warrants to purchase 125,000 shares at $2.00 per share. The issuance of the 887,500 shares increases to 14,672,970 the number of shares of common stock outstanding.

Donghai Yu, the Company's CEO stated, "The Company believes that the elimination of almost all of the outstanding warrants will eliminate the warrant overhang and improve the Company's overall capital structure."

Financing

Additionally, the Company is seeking approval of the $26,000,000 (US) loan through the Chinese Central Government's economic stimulus plan. The purpose of the loan is to assist the Company in its plans to double its production capacity to 30,000 metric tons annually and to seek to develop and produce nuclear grade of graphite for use in the more than 40 nuclear reactors the Chinese government is seeking to build by 2015.

About China Carbon Graphite Group, Inc.

China Carbon is one of the nation's top three producers of specialty carbon and graphite products. The Company, through its affiliate, Xingyong Carbon Co., Ltd., manufactures carbon- and graphite-based products in China. Fine grain graphite is widely used in smelting for colored metals and rare earth metal smelting as well as the manufacture of molds. High purity graphite is used in metallurgy, mechanical industry, aviation, electronic, atomic energy, chemical industry, food industry and a variety of other fields. In September 2007, the Company was approved and designated by Ministry of Science and Technology as a "National Hi-tech Enterprise." Of the more than 400 carbon graphite producers in China, China Carbon is the only non-state-owned company to receive this honor. The Company's website is http://www.chinacarboninc.com. Information on the Company's website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

Contact:

Capital Group Communications
Investor Relations:
Mark Bernhard
415-332-7200
mark@capitalgc.com